Exhibit 99.1

FTS INTERNATIONAL REPORTS SECOND QUARTER FINANCIAL AND OPERATIONAL RESULTS

July 31, 2018

FORT WORTH, TEXAS — FTS International, Inc. (NYSE: FTSI) (the “Company”) today reported its financial and operational results for the second quarter of 2018.

Second Quarter 2018 Highlights Compared to the First Quarter 2018

•                  Revenue was $493.3 million, up from $467.5 million in the first quarter

•                  Net income was $103.6 million, up from $78.7 million in the first quarter

•                  Earnings per common share were $0.95

•                  Adjusted EBITDA was $141.3 million, up from $129.1 million in the first quarter

•                  Annualized adjusted EBITDA per fleet was $20.2 million, up from $18.8 million in the first quarter

•                  Repaid $100 million of debt in the second quarter of 2018 and an additional $30 million subsequent to the end of the quarter

Operational Update

FTSI completed 9,356 stages during the second quarter of 2018, or 334 stages per active fleet. This compares to 8,152 stages in the first quarter of 2018, or 296 stages per active fleet. The higher efficiencies drove annualized adjusted EBITDA per fleet back above $20 million per average active fleet.

Average active fleets during the second quarter of 2018 were 28, up from 27.5 in the first quarter of 2018.

The Company reported that certain of its customers reduced their completions activity going into the third quarter due to changes in their capital budgets and higher than expected completions efficiencies. As a result, the Company has decided to reduce its active fleets and currently expects to average 24 fleets in the third quarter.

“Due to temporary reductions in activity levels by our customer base, we face increased uncertainty in the second half of 2018 in terms of pricing and utilization. However, recent conversations with both existing and target customers indicate they are gearing up for a strong start to 2019 and even the fourth quarter of this year, and we will remain ready. Despite these near-term headwinds, we will continue generating substantial cash flow and reducing our net debt. We have repeatedly demonstrated our fiscal discipline and ability to react quickly to changing conditions and will continue to do so.”

— Michael Doss, Chief Executive Officer

Liquidity and Capital Resources

Capital expenditures were $28.5 million for the second quarter of 2018.  Due to changes in the Company’s fleet activation schedule, it now expects total capital expenditures in 2018 will range from $105 million to $115 million, a $30 million reduction from previous estimates.

During the second quarter, the Company repaid $100 million of its term loan due 2021 to bring total debt outstanding to $635 million as of June 30, 2018. Subsequent to June 30, FTSI repaid an additional $30 million.

FTSI ended the second quarter of 2018 with $126.3 million of cash and $229.5 million in availability under its revolving credit facility, which had no borrowings outstanding.

The Company expects to end the third quarter of 2018 with net debt (long term debt less cash) of approximately $400 million.

Conference Call

FTSI will host a conference call with its management team to discuss the second quarter 2018 financial results at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) on Wednesday, August 1, 2018. Presenting the Company’s results will be Michael Doss, Chief Executive Officer, Buddy Petersen, Chief Operating Officer and Lance Turner, Chief Financial Officer.

Individuals wishing to participate in the conference call should dial (800) 734-4208 or (303) 223-0118 for international callers. For interested individuals unable to join by telephone, a replay will be available shortly after the call and can be accessed by dialing (800) 633-8284, or for international callers (402) 977-9140, and entering the passcode 21892023. Interested parties are encouraged to dial in 10-15 minutes prior to the start of the conference call. The replay will be available for 3 weeks.

About FTS International, Inc.

FTS International, Inc. (NYSE: FTSI) is one of the largest providers of hydraulic fracturing services in North America. The Company’s services enhance hydrocarbon flow from oil and natural gas wells drilled by exploration and production companies in shale and other unconventional resource formations.

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP financial measure that FTSI defines as earnings before interest; income taxes; and depreciation and amortization, as well as, the following items, if applicable: gain or loss on disposal of assets; debt extinguishment gains or losses; inventory write-downs, asset and goodwill impairments; gain on insurance recoveries; acquisition earn-out adjustments; stock-based compensation; and acquisition or disposition transaction costs. The most comparable financial measure to Adjusted EBITDA under GAAP is net income or loss. Adjusted EBITDA is used by management to evaluate the operating performance of the business for comparable periods and it is a metric used for management incentive compensation. Adjusted EBITDA should not be used by investors or others as the sole basis for formulating investment decisions, as it excludes a number of important items. The Company believes Adjusted EBITDA is an important indicator of operating performance because it excludes the effects of its capital structure and certain non-cash items from its operating results. Adjusted EBITDA is also commonly used by investors in the oilfield services industry to measure a company’s operating performance, although FTSI’s definition of Adjusted EBITDA may differ from other industry peer companies.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding customer activity in 2018 and 2019, the reduction of active fleets and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods. Forward-looking statements are based on FTSI’s current expectations and assumptions regarding capital market conditions, FTSI’s business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, FTSI’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, and FTSI’s competitive environment. Any forward-looking statement made in this press release speaks only as of the date on which it is made. FTSI undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in FTSI’s filings with the SEC. The risk factors and other factors noted in FTSI’s filings with the SEC could cause the Company’s actual results to differ materially from those contained in any forward-looking statement.

Consolidated Statements of Operations (unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In millions, except per share amounts)	2018	2018	2017	2018	2017

Revenue
Revenue	$456.7	$425.1	$304.4	$881.8	$496.3
Revenue from related parties	36.6	42.4	40.5	79.0	62.1
Total revenue	493.3	467.5	344.9	960.8	558.4

Operating expenses
Costs of revenue	329.4	312.2	236.3	641.6	411.1
Selling, general and administrative	20.8	25.8	20.8	46.6	40.3
Depreciation and amortization	20.7	20.6	21.3	41.3	43.1
Impairments and other charges	4.0	2.0	1.2	6.0	1.3
(Gain) loss on disposal of assets, net	(0.2)	0.5	(0.4)	0.3	(0.8)
Gain on insurance recoveries	—	—	(0.3)	—	(2.9)
Total operating expenses	374.7	361.1	278.9	735.8	492.1

Operating income	118.6	106.4	66.0	225.0	66.3

Interest expense, net	(12.1)	(17.4)	(21.5)	(29.5)	(42.7)
Loss on extinguishment of debt, net	(0.8)	(9.3)	—	(10.1)	—
Equity in net (loss) income of joint venture affiliate	(1.2)	—	0.2	(1.2)	1.1

Income before income taxes	104.5	79.7	44.7	184.2	24.7
Income tax expense	0.9	1.0	0.4	1.9	0.5

Net income	$103.6	$78.7	$44.3	$182.3	$24.2

Net income (loss) attributable to common stockholders (a)	$103.6	$501.9	$(10.5)	$605.5	$(81.9)

Basic and diluted earnings (loss) per share attributable to common stockholders	$0.95	$5.68	$(0.20)	$6.12	$(1.58)

Shares used in computing basic and diluted earnings (loss) per share	109.3	88.4	51.8	98.9	51.8

(a)         Net loss attributable to common stockholders for 2017, was calculated by subtracting an accreted value attributable to FTSI’s convertible preferred stock from net income or loss. The accretion amount was $54.8 million and $106.1 million for the three and six month periods ended June 30, 2017, respectively. Net income attributable to common stockholders for the first quarter and the first six months of 2018 included a $423.2 million reversal of accretion expense previously recognized upon the conversion of FTSI’s convertible preferred stock into shares of common stock in February 2018.

Consolidated Balance Sheets (unaudited)

	June 30,	December 31,
(In millions)	2018	2017

ASSETS
Current assets
Cash and cash equivalents	$126.3	$208.1
Accounts receivable, net	285.8	231.1
Accounts receivable from related parties	22.3	3.0
Inventories	61.6	44.5
Prepaid expenses and other current assets	9.4	19.9
Total current assets	505.4	506.6

Property, plant, and equipment, net	285.0	270.9
Intangible assets, net	29.5	29.5
Investment in joint venture affiliate	20.3	21.0
Other assets	7.5	3.0
Total assets	$847.7	$831.0

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$153.4	$138.3
Accrued expenses and other current liabilities	42.6	44.4
Total current liabilities	196.0	182.7

Long-term debt	628.5	1,116.4
Other liabilities	1.4	0.4
Total liabilities	825.9	1,299.5

Series A convertible preferred stock (a)	—	349.8

Stockholders’ equity (deficit)
Common stock	36.4	35.9
Additional paid-in capital	4,369.4	3,712.1
Accumulated deficit	(4,384.0)	(4,566.3)
Total stockholders’ equity (deficit)	21.8	(818.3)
Total liabilities and stockholders’ equity (deficit)	$847.7	$831.0

(a)         Recapitalized to common stock directly prior to FTSI’s initial public offering. See FTSI’s SEC filings located on the Company’s website (www.FTSI.com) or the SEC EDGAR database (www.SEC.gov) for details on this recapitalization.

Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended			Six Months Ended
(In millions)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net income	$103.6	$78.7	$44.3	$182.3	$24.2
Interest expense, net	12.1	17.4	21.5	29.5	42.7
Income tax expense	0.9	1.0	0.4	1.9	0.5
Depreciation and amortization	20.7	20.6	21.3	41.3	43.1
(Gain) loss on disposal of assets, net	(0.2)	0.5	(0.4)	0.3	(0.8)
Loss on extinguishment of debt, net	0.8	9.3	—	10.1	—
Stock-based compensation	3.4	1.6	—	5.0	—
Gain on insurance recoveries	—	—	(0.3)	—	(2.9)
Adjusted EBITDA	$141.3	$129.1	$86.8	$270.4	$106.8